EXHIBIT 12 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                          6 months ended
                                             June 30,                            Year Ended
                                         1999       1998      1998       1997       1996       1995       1994
Income (loss) before income
  taxes                                 172,799     63,574    117,922    104,077    71,240     49,817     36,396
Dividends and other received from
  nonconsolidated affiliates             10,539      4,010      9,168      4,624    10,430      1,432          0

Total                                   183,338     67,584    127,090    108,701    81,670     51,249     36,396

            Fixed Charges
Interest expense                         78,842     53,733    135,766     75,076    30,080     20,752      7,669
Amortization of loan fees                   649        923      2,220      1,451       506      1,004         82
Interest portion of rentals               9,627      4,033     16,044      6,120       424        361        262

Total fixed charges                      89,118     58,689    154,030     82,647    31,010     22,117      8,013

Preferred stock dividends
Tax effect of preferred dividends             0          0          0          0         0          0          0
After tax preferred dividends                 0          0          0          0         0          0          0
Total fixed charges and
  preferred dividends                    89,118     58,689    154,030     82,647    31,010     22,117      8,013

Total earnings available for
 payment of fixed charges               272,456    126,273    281,120    191,348   112,680     73,366     44,409
Ratio of earnings to fixed
  Charges                                  3.06       2.15       1.83       2.32      3.63       3.32       5.54

Rental fees and charges                 120,333     50,417    200,550     76,500     5,299      4,510      3,273
Interest rate                                8%         8%         8%         8%        8%         8%         8%

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